RXi Pharmaceuticals Corporation

257 Simarano Drive, Suite 101

Marlborough, MA 01752

(508) 767-3861

September 28, 2018

VIA EDGAR

Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549
Attn: Dorrie Yale

Re:	RXi Pharmaceuticals Corporation

Registration Statement on Form S-1

Filed August 31, 2018
File No. 333-227173

Ladies and Gentlemen:

Pursuant to Rules 460 and 461 promulgated under the Securities Act of 1933, as amended, RXi Pharmaceuticals Corporation, a Delaware corporation (the “Company”), hereby respectfully requests that the effective time of the above referenced Registration Statement on Form S-1 filed by the Company (the “Registration Statement”) be accelerated to 5:00 p.m., Eastern Daylight Time, on, September 28, 2018 or as soon thereafter as practicable.

Very truly yours,

RXi Pharmaceuticals Corporation

/s/ Geert Cauwenbergh

Geert Cauwenbergh

President, Chief Executive Officer and acting Chief Financial Officer

cc:                      Ryan A. Murr, Gibson, Dunn & Crutcher LLP